UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 22, 2004

Wilsons The Leather Experts Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Minnesota	0-21543	41-1839933
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

7401 Boone Avenue North, Brooklyn Park, Minnesota		55428
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	763-391-4000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01. Entry into a Material Definitive Agreement.

On November 22, 2004, Wilsons The Leather Experts Inc. (the "Company") entered into an employment agreement with Michael M. Searles (the "Employment Agreement"). Mr. Searles’ employment with the Company will commence on December 1, 2004, and he will be appointed as Chief Executive Officer on December 15, 2004.

A copy of the Employment Agreement is attached as Exhibit 10.1 to this report and is incorporated herein by reference. The material terms of the Employment Agreement are described under Item 5.02 of this report and are incorporated herein by reference.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On November 22, 2004, the Company issued a press release announcing that Michael M. Searles will serve as Chief Executive Officer of the Company. Mr. Searles’ employment with the Company will commence on December 1, 2004, and he will be appointed as Chief Executive Officer on December 15, 2004. Mr. Searles will succeed Joel N. Waller, the current Chief Executive Officer of the Company. A copy of the press release is attached as Exhibit 99.1 to this report and is incorporated herein by reference.

In connection with this appointment, the Company entered into the Employment Agreement with Mr. Searles, having an employment term running through January 31, 2007 (the "Term"). The Employment Agreement provides for an annual base salary of $580,000, subject to increases for subsequent years after Mr. Searles’ first full fiscal year of employment at the discretion of the Compensation Committee of the Board of Directors of the Company. Commencing on January 30, 2005, Mr. Searles will participate in the Company’s Executive and Key Management Incentive Plan (the "Incentive Plan") whereby Mr. Searles is eligible for an incentive award based on the Company achieving corporate financial objectives for consolidated earnings before federal and state income taxes of the Company and its direct and indirect subsidiaries. Mr. Searles’ target award under the Incentive Plan during the Term of the Employment Agreement will be 100% of his base salary, and his maximum incentive opportunity during the Term of the Employment Agreement will be 200% of his base salary. In addition, Mr. Searles will receive a one-time signing bonus of $100,000. The Employment Agreement provides that if Mr. Searles’ employment is terminated without Cause or if Mr. Searles resigns for Good Reason (each as defined in the Employment Agreement) during the Term, Mr. Searles (1) will receive a severance payment equal to his base salary for a period of twelve months, (2) may elect to have 18 months of continued health and life insurance coverage paid by the Company and (3) if Mr. Searles was employed by the Company for at least six months of the fiscal year in which termination occurred, he will receive any annual incentive award that he would have received had he remained employed for such fiscal year. The Employment Agreement also provides Mr. Searles with certain benefits, including reimbursement for expenses and relocation assistance. For a period of up to twelve months after commencement of his employment with the Company, Mr. Searles will be provided temporary housing and reimbursement for airfare on an average frequency of once every two weeks to his home residence in California. The Employment Agreement contains confidentiality, noncompete and nonsolicitation covenants from Mr. Searles.

The Company will issue to Mr. Searles, effective December 1, 2004 upon commencement of his employment, an option to purchase 350,000 shares of common stock of the Company pursuant to the 2000 Long Term Incentive Plan. The option has a term of ten years and shall vest, cumulatively, as to 116,667 of the shares covered thereby on each of December 1, 2005, and December 1, 2006, and as to 116,666 of the shares covered thereby on December 1, 2007. The option will have an exercise price for each share of common stock of the Company subject to such option equal to the closing sale price of a share of common stock of the Company on the Nasdaq National Market on November 30, 2004. A copy of the Form of Option Agreement is attached as Exhibit 10.2 to this report and is incorporated herein by reference.

The Company’s board of directors elected Mr. Searles as a Class III director of the Company, effective as of December 1, 2004, to hold office until the time of the 2005 Annual Meeting of Shareholders or until his successor is elected and qualified.

Mr. Searles has been in private retail consulting since November 2002. He served as Chairman of the Board and Chief Executive Officer of Factory 2-U Stores, Inc., an off-price apparel and home products retailer, from 1998 to 2002. Mr. Searles served in various positions at Montgomery Ward, a full-line department store chain, from 1996 to 1997, most recently as President, Merchandising and Marketing. Mr. Searles was President of Women’s Specialty Retail Group (now Casual Corner Group), then a division of United States Shoe Corporation, a manufacturing and retail apparel and footwear company, from 1993 to 1995. Mr. Searles also served as President of Kids "R" Us, a leading retailer of toys, baby products and children’s apparel from 1984 to 1993. Mr. Searles is 55 years old.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits

10.1 Employment Agreement, dated as of November 22, 2004, between Wilsons The Leather Experts Inc. and Michael M. Searles.

10.2 Form of Non-Statutory Stock Option Agreement between Wilsons The Leather Experts Inc. and Michael M. Searles.

99.1 Press Release, dated November 22, 2004.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Wilsons The Leather Experts Inc.

November 24, 2004	By:	/s/Peter G. Michielutti

Name: Peter G. Michielutti
Title: Executive Vice President, Chief Financial Officer and Chief Operating Officer

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Exhibit Index

Exhibit No.	Description

10.1	Employment Agreement, dated as of November 22, 2004, between Wilsons The Leather Experts Inc. and Michael M. Searles.
10.2	Form of Non-Statutory Stock Option Agreement between Wilsons The Leather Experts Inc. and Michael M. Searles.
99.1	Press Release, dated November 22, 2004.